Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of Hall of Fame Resort & Entertainment Company on Form S-3 (File No. 333-266750), Form S-3 (File No. 333-259242), Form S-8 (File No. 333-270572) and Form S-8 (File No. 333-259202) of our report dated March 27, 2023, with respect to our audits of the consolidated financial statements of Hall of Fame Resort & Entertainment Company as of December 31, 2022 and 2021 and for each of the two years in the period ended December 31, 2022, which report is included in this Annual Report on Form 10-K of Hall of Fame Resort & Entertainment Company for the year ended December 31, 2022.

/s/ Marcum llp

Marcum llp

New York, NY

March 27, 2023